EXHIBIT 10.9

ASSET PURCHASE AND SALE AGREEMENT

By and Between

CHEMTURA CORPORATION

and

AMVAC CHEMICAL CORPORATION

Dated December 14, 2007

i

	5.7	TRANSFER TAXES	19
	5.8	CERTAIN DOCUMENTS	19

6.	INDEMNIFICATION; REMEDIES		20

	6.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER	20
	6.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	20
	6.3	SURVIVAL; TIME LIMITATIONS	20
	6.4	LIMITATIONS ON DAMAGES	21
	6.5	PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS	21
	6.6	PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS	22
	6.7	NET RECOVERY; MITIGATION; ETC.	22

7.	GENERAL PROVISIONS		23

	7.1	EXPENSES	23
	7.2	NOTICES	23
	7.3	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION	24
	7.4	NO IMPLIED WAIVERS; NO JURY TRIAL	24
	7.5	ENTIRE AGREEMENT AND MODIFICATION	25
	7.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	25
	7.7	SEVERABILITY	25
	7.8	SECTION HEADINGS; CONSTRUCTION	25
	7.9	TIME OF THE ESSENCE	26
	7.10	COUNTERPARTS	26

EXHIBITS		[NOTE: Conform after edit]

***

ii

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”) is made as of the 15th day of December 2007, by and between Chemtura Corporation, a Delaware corporation (“Seller”) and AMVAC Chemical Corporation, a California corporation (“Buyer”).

RECITALS

WHEREAS, Buyer and/or its Affiliates desires to purchase from Seller and/or its Affiliates, and Seller and/or its Affiliates desires to sell to Buyer and/or its Affiliates, the Purchased Assets, all for the consideration and on the terms set forth in this Agreement.

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

“Affiliate” – means, with respect to any Person (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (a) or (b) of this sentence. For purposes of this definition, the terms “control”, “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” – is defined in the preamble hereof.

“Assignment and Assumption Agreement” – means the Assignment and Assumption Agreement in the form attached hereto as Exhibit 1(a) to be entered into by Seller and Buyer at the Closing.

“Assumed Liabilities” – is defined in Section 2.1(c) hereof.

“Basket” – is defined in Section 6.4(a) hereof.

“Bill of Sale” – means the Bill of Sale in the form attached hereto as Exhibit 1(b) to be entered into by Seller and Buyer at the Closing.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been an actual breach of, or any actual failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Buyer” – is defined in the preamble hereof.

“Buyer’s Disclosure Schedules” – means the disclosure schedules of Buyer referred to in Article 4 hereof and attached hereto and made a part hereof.

“Buyer Indemnified Persons” – is defined in Section 6.1 hereof.

“Closing” – means 6:00 pm EDT on the date hereof.

“Closing Inventory” – means Seller’s and its Affiliates’ inventories of the items listed in Exhibit 1(c) attached hereto as of the Closing, including (a) finished goods; (b) raw materials, packaging and intermediates for use solely for the manufacture, formulation and/or packaging of Products; and (c) semi-finished Products.

“Collateral Source” – is defined in Section 6.7 hereof.

“Confidential Information” – is defined in Section 5.5 hereof.

“Consent” – means any approval, consent or other authorization.

“Contemplated Transactions” – means all of the transactions contemplated by this Agreement and the other Transaction Documents.

“CPR” is defined in Section 7.3(b) hereof.

“Damages” – is defined in Section 6.1 hereof.

“Deferred Purchase Price” – is defined in Section 2.2(b) hereof.

“Encumbrance” – means any lien, pledge, security interest, right of first refusal, or other like restriction.

“Excluded Liabilities” – is defined in Section 2.1(d) hereof.

“Excluded Products” – means the following seed treatment products: (a) System 3 and (b) Prevail.

“Governmental Body” – means any federal, state, local, municipal, foreign or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

“Indemnified Person” – means a Buyer Indemnified Person or a Seller Indemnified Person, as the case may be.

“Indemnifying Person” – is defined in Section 6.5(a) hereof.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

“Legal Requirement” – means any applicable law, statute, treaty, rule, code, ordinance, regulation, order, enforcement action, injunction, judgment, decree or enforceable judicial or administrative interpretation thereof of any Governmental Body.

“Liabilities” – means any liabilities, obligations, expenses, claims, taxes or assessments, losses, or damages of or by any Person.

“Material Adverse Effect” – means a material adverse effect on the Purchased Assets, taken as a whole, except any material adverse effect (a) related to general economic, regulatory or political conditions or from terrorist acts, declared or undeclared war or other hostilities, (b) that affects the general industry in which the Purchased Assets are owned or used, (c) relating to changes in accounting requirements, under generally accepted accounting principles or other similar standards, applicable to the Products or (d) relating to the announcement of the Contemplated Transactions. Notwithstanding anything contained herein to the contrary, no action taken by Seller or Buyer (or any of their Affiliates) expressly required or contemplated by this Agreement or the other Transaction Documents shall be deemed to have a Material Adverse Effect.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is substantially consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“PCNB” – means pentachloronitrobenzene

“Permitted Encumbrance” – means (a) any Encumbrance for taxes accrued but not yet due or for taxes the validity of which are being contested in good faith by appropriate proceedings or (b) any statutory carriers’, warehousemen’s, workmen’s or mechanics’ lien or other like Encumbrance that is not yet delinquent or is being contested in good faith by appropriate proceedings.

“Person” – means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Proceeding” – means any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before any Governmental Body.

“Products” – means the products listed in Exhibit 1(d), but specifically excluding the Excluded Products.

“Product Registration” – means a permission, authorization, registration and/or approval from an applicable Governmental Body that is necessary for the sale of a Product.

“Product Registration Data” – means the data, information and studies relating to a particular active ingredient and its formulations, including its impurities or metabolites, which have been submitted to a Governmental Body in support of an application for a Product Registration.

“Purchase Price” – is defined in Section 2.2(a) hereof.

“Purchased Assets” – is defined in Section 2.1(a) hereof.

“Seller” – is defined in the preamble hereof.

“Seller Indemnified Persons” – is defined in Section 6.2 hereof.

“Seller’s Disclosure Schedules” – means the disclosure schedules of Seller referred to in Article 3 hereof and attached hereto and made a part hereof.

“Seller’s Knowledge” – means the knowledge of Robert Cannings (with respect to Sales & Marketing), Alex Dzialo (with respect to Production, Manufacturing & Tolling) and Michael Dupre (with respect to Registrations).

“Third-Party Claim” – is defined in Section 6.5(a) hereof.

“Threatened” – a claim, Proceeding, order, dispute, action or other matter will be deemed to have been “Threatened” against a Person if any demand or statement has been made in writing, or any written notice has been given to such Person.

“Trademark Assignment” – means the Trademark Assignment in the form attached hereto as Exhibit 1(d) to be entered into by Seller and Buyer at the Closing.

“Transaction Documents” – means this Agreement (together with the schedules and exhibits attached hereto), the Assignment and Assumption Agreement, the Trademark Assignment, the Bill of Sale, and any other documents or agreements executed and/or delivered in connection with the Contemplated Transactions.

“Transferred Contracts” – means those contracts to be transferred to Buyer hereunder as identified on Exhibit 1 (e).

“Transferred Know-How” – is defined in Section 2.1(a)(iv) hereof.

“Transferred Registration Data” – is defined in Section 2.1(a)(ii) hereof.

“Transferred Registrations” – is defined in Section 2.1(a)(i) hereof.

“Transferred Trademarks” – is defined Section 2.1(a)(iii) hereof.

2.	SALE AND TRANSFER OF THE PURCHASED ASSETS; LIABILITIES; CLOSING

2.1	PURCHASED ASSETS; LIABILITIES.

(a) Purchased Assets. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall, and/or shall cause its applicable Affiliates to, sell and assign to Buyer and/or its designated Affiliates, and Buyer shall, and/or shall cause its designated Affiliates to, purchase and accept from Seller and/or its applicable Affiliates, all of Seller’s and/or its Affiliates’ right, title and interest existing on the Closing Date in and to the following assets, free and clear of Encumbrances, other than Permitted Encumbrances (the “Purchased Assets”):

(i) Seller’s and/or its Affiliates’ Product Registrations as expressly identified and set forth in Exhibit 2.1(a)(i) (collectively, the “Transferred Registrations”);

(ii) Seller’s and/or its Affiliates’ Product Registration Data to the extent specifically relating to and in support of the Transferred Registrations which, to Seller’s Knowledge, are identified and set forth in Exhibit 2.1(a)(ii) (collectively, the “Transferred Registration Data”) including, without limitation, rights to data compensation associated therewith;

(iii) Seller’s and/or its Affiliates’ trademarks as expressly identified and set forth in Exhibit 2.1(a)(iii) (collectively, the “Transferred Trademarks”);

(iv) Seller’s and/or its Affiliates’ know-how specifically relating to the formulation of formulated Products, as expressly identified on Exhibit 2.1(a)(v)(collectively, the “Transferred Know-How”) ;

(v) Seller and/or its Affiliates’ books, records and files, including without limitation, customer lists, sales and marketing information, sales records, pricing information, incentive programs, distribution programs, supply information, and all efficacy data to the extent specifically relating to Seller’s and/or its Affiliates’ sales of Products;

(vi) Seller’s and/or its Affiliates’ rights under the Transferred Contracts; and

(vii) Seller’s and/or its Affiliates’ rights under customer orders for Products received by Seller for which title has not passed to customer as of the Closing.

(b) Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following:

(i) any cash or accounts receivable (including, but not limited to, any cash or accounts receivable arising from or relating to the sale of Products by Seller or any of its Affiliates);

(ii) any prepaid deposits or prepaid expenses (including, but not limited to, any prepaid deposits or prepaid expenses arising from or relating to the sale of Products by Seller or any of its Affiliates);

(iii) rights under any contracts or agreements to which Seller is a party relating to the sale of the Products (except to the extent specifically assigned hereunder);

(iv) any asset, right or property owned or used by Seller or its Affiliates, or relating to Products, unless such asset, right or property is expressly identified in Section 2.1(a) as a Purchased Asset;

(v) the rights that accrue or will accrue to Seller under this Agreement or any other Transaction Document;

(vi) any Closing Inventory, which is specifically provided for in Section 2.2(c) hereof;

(vii) any inventories of Excluded Products; or

(viii)***.

(c) Assumed Liabilities. Effective immediately after the Closing, Buyer shall be responsible for and shall assume and agree to pay, discharge or perform, as appropriate, when due the following Liabilities (collectively, the “Assumed Liabilities”):

(i) any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to or arises during time periods after the Closing;

(ii) any Liability arising out of or relating to the sale of Products or the conduct of the business relating to the Purchased Assets and the sale of Products, to the extent that any such Liability is for or relates to Products sold by Buyer after the Closing (including, without limitation, any and all storage and warehouse costs associated with the Products incurred on or after the Closing), provided, however, that nothing in this section is intended to relieve Seller of warranty obligations relating to any Closing Inventory purchased by Buyer from Seller after the Closing;

(iii) any tax liability assessed against or with respect to the Purchased Assets or Products at anytime after the Closing relating to the Purchased Assets or Products sold at any time on or after the Closing; and

(iv) any Liability arising out of or relating to any Transferred Contracts to the extent that such Liability is for, relates to or arises during time periods after the Closing.

(d) Excluded Liabilities. Buyer shall not assume or become responsible for the following Liabilities (collectively, the “Excluded Liabilities”):

(i) any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing, including, without limitation, those related to the Transferred Contracts;

(ii) any Liability arising out of or relating to Seller’s sale of Products to the extent that any such Liability is for, relates to Products sold by Seller on or prior to the Closing; and

(iii) any tax liability assessed against or with respect to the Purchased Assets or Products at any time on or prior to the Closing relating to the Purchased Assets or Products sold at any time on or prior to the Closing.

(iv) any Liability arising out of or relating to rebate or incentive payment programs in effect between Seller and its distributors or customers.

(v) any other liability that is not specifically assumed by Buyer as per Section 2.1 (c) above.

2.2	PURCHASE PRICE; CLOSING INVENTORY

(a) In consideration for Seller’s and/or its Affiliates’ sale, assignment and delivery of the Purchased Assets to Buyer and/or its Affiliates, and Seller’s and its Affiliates’ performance of their respective obligations contained in this Agreement, at the Closing, Buyer shall pay, or cause to be paid, to Seller, by wire transfer to an account designated by Seller, an amount equal to *** )(the “Purchase Price”).

(b) In addition, on or before December 15, 2009, Buyer shall pay, or cause to be paid, to Seller, by wire transfer to an account designated by Seller, an amount, equal to *** less the amount, if any, calculated as per Exhibit 2.2(b) hereto (the “Deferred Purchase Price”).

(c) In addition to the foregoing,

(i) promptly after the Closing (and following the physical stock taking described in the immediately following paragraph), Seller shall, and/or shall cause its applicable Affiliates to, deliver to Buyer and/or its applicable Affiliates, the Closing Inventory, which Buyer and/or its Affiliates shall keep as consigned inventory in one or more locations, under Buyer’s control, segregated from Buyer’s other inventory and clearly labeled as the property of Seller (the “Consigned Storage”). Buyer shall maintain at all times during the term of the consignment provided for herein, all permits required for the storage of the consigned Products and the storage area for such consigned Products shall comply with all applicable laws and regulations. All storage and unloading costs and all costs of withdrawal of the consgined Products from storage will be for the account of Buyer. Buyer agrees to purchase the Closing Inventory from time to time on an as needed basis at the prices set forth in Exhibit 2.2(c)(i) (which will be provided to Buyer by Seller immediately after Closing), which prices shall be no greater than Seller’s book value (to be determined with accounting a valuation principles as consistently applied by Seller maintaining full accounting and valuation consistency with previous financial statements, in particular providing for sufficient and appropriate depreciation and value adjustments) for such goods; provided that if Buyer has not purchased all of the Closing Inventory from the Consigned Storage by July 31, 2008, Buyer shall be deemed to have withdrawn any and all Closing Inventory then remaining, as of such date. Title to such Closing Inventory shall remain with Seller until Buyer withdraws or is deemed to withdraw any such Closing Inventory from Consigned Storage. Risk of loss, however, shall pass to Buyer upon Buyer’s receipt of such Closing Inventory into Consigned Storage. Not later than the 10th day of each month, Buyer agrees to provide Seller with a written report on a monthly basis indicating the level of Closing Inventory that has been withdrawn or that is deemed to have been withdrawn from Consigned Inventory during the immediately prior calendar month. Buyer agrees to make payment for Closing Inventory so reported to have been withdrawn or deemed to have been withdrawn on a net thirty (30) day basis as measured from the date of the applicable monthly report. All purchases of Closing Inventory shall be subject to, and Buyer shall pay, any applicable taxes relating to such purchases, including any value added taxes.

(ii) Seller shall perform a count of the Closing Inventory through either (a) a physical stock taking of the Closing Inventory which Buyer shall be given the opportunity to observe or (b) written certifications from warehouses holding Closing Inventory. As promptly as possible, but in any event within ten (10) business days after the Closing Date, Seller shall deliver to Buyer an un-audited statement of the value and quantity of the Closing Inventory based upon the book value as described in the immediately preceding paragraph, as shown in the records of Seller (and/or its Affiliates) holding such Closing Inventory as of the Closing Date.

2.3	CLOSING

The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place on the Closing Date at the offices of Seller located in Middlebury, Connecticut, or at such other place or in such other manner as shall be mutually agreed upon by the parties. At the Closing, the parties shall take any actions necessary to finalize the transactions contemplated hereunder, including

(a) The parties shall execute, and procure where necessary that their Affiliates execute, such deeds or other instruments (including this Agreement) and perform and procure where necessary that their Affiliates perform all other actions as are necessary to transfer title to and possession of, the Purchased Assets, including, without limitation, the transfer of title to and possession of tangible assets sold pursuant hereto, the assignment of Transferred Registrations, the assignment of the Transferred Contracts, the transfer of title to and possession of the Transferred Registration Data, the assignment or licensing of Transferred Trademarks and Transferred Know-How, and the transfer of books, records and documentation as provided hereunder and as are necessary to transfer the rights and obligations provided for in the Assignment and Assumption Agreement;

(b) Buyer shall pay the Purchase Price in accordance with Section 2.2 above; and

(c) Seller and/or its Affiliates shall execute and deliver the Bill of Sale.

Each of Seller and Buyer shall cause its respective Affiliates to take any action that is required for the Closing.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller’s Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof as follows:

3.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Each of Seller and its Affiliates has the requisite power and authority to (i) sell the Purchased Assets, (ii) execute and deliver the Transaction Documents to which it is a party and (iii) consummate the Contemplated Transactions required to be consummated by it. Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and court discretion in granting equitable remedies.

(c) Except as set forth in Schedule 3.1(c) of Seller’s Disclosure Schedules, none of Seller’s execution, delivery nor performance of the Transaction Documents to which it is a party, nor Seller’s consummation of the Contemplated Transactions, will:

(i) result in a violation of any of the constituent documents of Seller or any resolution currently in effect adopted by the management organization of Seller; or

(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clause (ii) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; or

(iii) violate any order, writ, injunction, or decree, or, to Seller’s Knowledge, any statute, rule or regulation, applicable to Seller or any of its properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; or

(iv) to Seller’s Knowledge, give any Governmental Body the right to challenge any of the Contemplated Transactions.

(d) To Seller’s Knowledge, except as set forth in Schedule 3.1(d) of Seller’s Disclosure Schedules, Seller is not required to give any notice to, or obtain any Consent from any (i) Governmental Body, (ii) Person pursuant to any written contract or (iii) management organization or stockholders of Seller, in connection with the Contemplated Transactions.

3.2	TITLE

(a) Except as set forth in Schedule 3.2(a) of Seller’s Disclosure Schedules, Seller and its applicable Affiliates are the record and beneficial owners of, and have good and marketable title to, the Purchased Assets, free and clear of Encumbrances, except for the Permitted Encumbrances.

(b) Except as set forth in Schedule 3.2(b) of Seller’s Disclosure Schedules, each of Seller and its applicable Affiliates has the right, power and authority to sell, assign and deliver the Purchased Assets to Buyer or its Affiliates free and clear of Encumbrances, other than Permitted Encumbrances.

3.3	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

(a) Except as set forth in Schedule 3.3(a) of Seller’s Disclosure Schedules, there are no Proceedings pending or, to Seller’s Knowledge, Threatened, against Seller, (i) involving the Purchased Assets or (ii) that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Seller in connection with this Agreement or the Contemplated Transactions.

(b) Seller is not in material violation of any applicable Legal Requirement relating to the Purchased Assets or Products which violations, individually or in the aggregate, would result in a Material Adverse Effect.

3.4	BROKERS OR FINDERS

Seller has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

3.5	ABSENCE OF CHANGE

Except as set forth in Schedule 3.5 of Seller’s Disclosure Schedules or as otherwise contemplated in this Agreement or any other Transaction Document, since December 5, 2006, (a) there has not been any transaction or occurrence which has resulted in a Material Adverse Effect and (b) the Purchased Assets have been owned and operated in the Ordinary Course of Business, and there has not been:

(i) any acceptance by Seller or its Affiliates of orders for the sale of Products that were not in the Ordinary Course of Business or that involved a material change in or to the regular price, credit or distribution policies under such orders;

(ii) any sale, assignment, pledge, encumbrance or transfer or material impairment of any Purchased Asset by Seller or its Affiliates;

(iii) to Seller’s Knowledge, any material increase or decrease in the stocks of Products sold by Seller or its Affiliates, other than in the Ordinary Course of Business; or

(iv) any agreement by Seller or its Affiliates to take any of the actions specified in the foregoing items (i) through (iii).

3.6	TRANSFERRED REGISTRATIONS

Except as set forth in Schedule 3.6 of Seller’s Disclosure Schedules or as indicated in Exhibit 2.1(a)(i):

(a) To Seller’s Knowledge, each of the Transferred Registrations are subsisting, are valid and in full force and effect and are not unenforceable in whole or in part; and

(b) To Seller’s Knowledge, each of the Transferred Registrations is in material compliance with all Legal Requirements to maintain and support the Product Registrations for Seller’s sale of Products as sold by Seller as of the date hereof.

3.7	TRANSFERRED REGISTRATION DATA

Except as set forth in Schedule 3.7 of Seller’s Disclosure Schedules or as indicated in Exhibit 2.1(a)(ii):

(a) Seller has not granted any third party (other than Affiliates of Seller) any right to cite to the Transferred Registration Data; and

(b) To Seller’s Knowledge, the Transferred Registration Data is sufficient to support the Transferred Registrations as of the date hereof.

3.8	TRANSFERRED TRADEMARKS

Except as set forth in Schedule 3.8 of Seller’s Disclosure Schedules or as indicated in Exhibit 2.1(a)(iii):

(a) Seller has not granted any third party (other than Affiliates of Seller) any rights in the Transferred Trademarks nor entered into any agreement with any third party in conflict with the transfer of the Transferred Trademarks as contemplated in this Agreement;

(b) To Seller’s Knowledge, all of the Transferred Trademarks are valid and enforceable, and have not been adjudged unenforceable in whole or part;

(c) To Seller’s Knowledge, no third party (other than Affiliates of Seller) is engaging in any activity that infringes upon the use of the Transferred Trademarks; and

(d) To Seller’s Knowledge, the use of the Transferred Trademarks associated with the sale of Products does not infringe upon the trademark rights of any Person.

3.9	TRANSFERRED KNOW-HOW

Except as set forth in Schedule 3.9 of Seller’s Disclosure Schedules:

(a) Seller or its applicable Affiliate owns the Transferred Know-How and has the right to grant to Buyer the rights granted under the Assignment and Assumption Agreement. Seller has not granted any third party (other than Affiliates of Seller) any rights in the Transferred Know-How in conflict with the terms of the Assignment and Assumption Agreement.

(b) To Seller’s Knowledge, (i) no third party has misappropriated any of the Transferred Know-How and (ii) none of the Transferred Know-How was misappropriated from any third party.

(c) To Seller’s Knowledge, (i) no written claim or demand of any Person has been made nor is there any Proceeding that is pending, or Threatened, that challenges the rights of Seller in respect of the Transferred Know-How and (ii) none of the Transferred Know-How is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

3.10	CLOSING INVENTORY

(a) The Closing Inventory is good and salable and has been maintained in the ordinary course of business.

(b) As of the Closing Date the Closing Inventory will have a remaining shelf-life of not less than one (1) year;

(c) Based upon the sales activity of Seller taken on a product by product basis and averaged over the course of 2004, 2005 and 2006, Seller would typically have been able to sell approximately seventy five percent (75%) of the Closing Inventory (as measured in aggregate dollar value) within a period of seven (7) months commencing on the Closing.

(d) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE CLOSING INVENTORY AND, EXCEPT FOR WARRANTY AS TO TITLE, SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.11	CONTRACTS/TRANSFERRED CONTRACTS

(a) Except as set forth in Schedule 3.11(a) of Seller’s Disclosure Schedules, there are no contracts relating to the Purchased Assets.

(b) Except as set forth in Schedule 3.11(b) of Seller’s Disclosure Schedules, to Seller’s Knowledge,

(i) there is no breach or default, or facts that, given the passage of time would result in a breach or default, of any Transferred Contract;

(ii) each Transferred Contract is legal, valid and binding; is in full force and effect; and will continue to be so upon consummation of this transaction.

3.12	FINANCIAL INFORMATION

Seller represents and warrants that, as of the Closing Date, the financial information set forth in Schedule 3.12 of Seller’s Disclosure Schedules, which consists of gross sales and gross margins for each of the Products during calendar year 2007, is true, complete and accurate for the time period in question and is based upon Seller’s standard accounting practices. Further, the parties agree that Schedule 3.12 of Seller’s Disclosure Schedules shall be provided to Buyer for viewing by Buyer’s attorney’s eyes only and may not be viewed by any other person in Buyer’s organization unless and until the transaction contemplated hereunder closes.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer’s Disclosure Schedules, Buyer hereby represents and warrants to Seller as of the date hereof as follows:

4.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Each of Buyer and its Affiliates has the requisite power and authority to (i) own the Purchased Assets to be purchased by it, (ii) execute and deliver the Transaction Documents to which it is a party and (iii) consummate the Contemplated Transactions required to be consummated by it. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and court discretion in granting equitable remedies.

(c) Except as set forth in Schedule 4.1(c) of Buyer’s Disclosure Schedules, none of Buyer’s execution, delivery nor performance of the Transaction Documents to which it is a party, nor Buyer’s consummation of the Contemplated Transactions, will:

(i) result in a violation of any of the constituent documents of Buyer or any resolution currently in effect adopted by the management organization of Buyer; or

(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clause (ii) such violations, breaches or defaults which would not, individually or in the aggregate, materially interfere with Buyer’s ability to consummate the Contemplated Transactions; or

(iii) violate any order, writ, injunction, decree or statute, rule or regulation applicable to Buyer or any of its properties or assets, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, materially interfere with Buyer’s ability to consummate the Contemplated Transactions; or

(iv) to Buyer’s knowledge, give any Governmental Body the right to challenge any of the Contemplated Transactions.

(d) To Buyer’s knowledge, except as set forth in Schedule 4.1(d) of Buyer’s Disclosure Schedules, Buyer is not required to give any notice to, or obtain any Consent from any (i) Governmental Body, (ii) Person pursuant to any written Contract or (iii) management organization, stockholders or members of Buyer, in connection with the Contemplated Transactions.

4.2	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

(a) There are no Proceedings pending or, to Buyer’s knowledge, Threatened, against Buyer, that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Buyer in connection with this Agreement or the Contemplated Transactions.

(b) Buyer is not in material violation of any applicable Legal Requirement which violations, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or consummate the Contemplated Transactions.

4.3	BROKERS OR FINDERS

Buyer has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

4.4	PAYMENTS OF BUYER

Buyer or its Affiliates have sufficient cash on hand or available borrowing capacity under its existing lines of credit to pay the Purchase Price and the other payments required to be paid by Buyer hereunder as provided herein.

4.5	INSPECTIONS; NO OTHER REPRESENTATIONS

Buyer hereby acknowledges and agrees that, except as expressly provided otherwise in this Agreement, the Purchased Assets are sold “as is” and Buyer agrees to accept, and to cause its applicable Affiliates to accept, the Purchased Assets in the condition they are in on the Closing Date, except with respect to the Closing Inventory as specifically provided in Section 2.2(c)(i), based on its own inspection, examination and determination with respect to all matters, and Seller makes no representations or warranties (express or implied) with respect to the Purchased Assets, the Products and/or the Contemplated Transactions, or any matter relating thereto, except as expressly set forth in Article 3 of this Agreement. Buyer hereby acknowledges and agrees that Seller makes no representation or warranty (express or implied) with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or any of its Affiliates, or Buyer’s or any of its Affiliates’ counsel, accountants or advisors of future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof), future business or future operations or (b) any other information or documents delivered or made available to Buyer or any of its Affiliates, or Buyer’s or any of its Affiliates’ counsel, accountants or advisors, with respect to the Purchased Assets, the Products and/or the Contemplated Transactions, or any matter relating thereto including, without limitation, any information and/or documents delivered or made available during or in connection with Buyer’s or any of its Affiliates’ due diligence, except as expressly set forth in Article 3 of this Agreement.

5.	COVENANTS

5.1	COVENANT NOT TO COMPETE

After the Closing, for a period the shorter of (a) five (5) years following the Closing Date or (b) the applicable non-compete periods permitted by Legal Requirements in the applicable jurisdictions, and subject to the limitations below, Seller shall not, and shall cause its Affiliates not to, sell products containing PCNB other than the Excluded Products. Notwithstanding the foregoing, nothing contained in this Section 5.1 or elsewhere in this Agreement shall prevent Seller or any of its Affiliates from (i) performing its obligations under any Transaction Document (including, without limitation, any of its obligations under the Transition Agreement) or (ii) marketing and/or selling, directly or indirectly, any of the Products or other products on behalf of, or to, any of Buyer, its Affiliates or other Persons as mutually agreed by Buyer or its Affiliates and Seller and/or its Affiliates.

5.2	EXECUTION AND DELIVERY OF OTHER TRANSACTION DOCUMENTS

At the Closing, and in addition to entering into and delivering this Agreement, Seller and Buyer shall, and/or shall cause their respective applicable Affiliates to, enter into and deliver the other Transaction Documents required to be entered into and delivered by such parties at the Closing.

5.3	ACCESS AND INVESTIGATION/COOPERATION

(a) From and after the Closing, each party agrees to cooperate with and to grant to the other party and their respective employees and representatives, as appropriate, upon reasonable advance notice and during normal business hours, reasonable access to the other party’s management personnel and such other information and records as appropriate, relating to the Products and the Purchased Assets, in their possession after the Closing and to permit reasonable copying or, where reasonably necessary, to furnish original documents relating to the Products, the Purchased Assets and the business related thereto for the purposes of (i) any financial reporting or tax matters (including without limitation any financial and tax audits, tax contests, tax examination, preparation for any tax returns or financial records); (ii) any investigation being conducted by any Government Body involving the Products, the Purchased Assets or the Business related thereto; (iii) any claims or litigation involving either party or the Purchased Assets or the business related thereto; (iv) any matters related to registrations of Products; or (v) any similar or related matter. Each party shall use its commercially reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 5.3(a) are conducted so as not to interfere with the normal and ordinary operation of the other party’s business. Each party acknowledges that the records and documents made available to such party pursuant to this Section 5.3(a) constitute confidential information of the releasing party and shall be treated accordingly, and further, that the cost of responding to any request under this Section 5.3(a) shall be borne solely by the requesting party.

(b) Subject to the terms and conditions herein provided, each of the parties hereto agrees to, both prior to and after the Closing, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other and to keep each other informed in connection with the foregoing, including using all commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to effect all necessary registration transfers, and (iv) to fulfill all conditions to this Agreement. Seller shall, at any time from and after the Closing, upon the request of Buyer and at Buyer’s expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in Buyer good title to all of the Purchased Assets, free and clear of all liens.

(c) Buyer agrees to deliver promptly to Seller any amounts received by or on behalf of Buyer that are clearly identifiable as pre-Closing accounts receivable from the sale of Products by the Seller and Seller agrees to deliver promptly to Buyer any amounts received by or on behalf of Seller that are clearly identifiable as post-Closing accounts receivable from the sale of Products by the Buyer.

5.4	PRODUCT REGISTRATIONS

(a) Seller shall cause the Transferred Registrations to be transferred to Buyer in its or its designated Affiliates’ name(s) as soon as is reasonably practicable after the Closing. Any and all fees, expenses and other costs associated with effectuating such transfers shall be borne by Buyer and/or its Affiliates and none of Seller nor its Affiliates shall be responsible for the payment of such fees, expenses or costs. In furtherance of effectuating such transfers, Buyer shall, promptly after the Closing, commence the filing of all applications, documents, and supporting information with all applicable Governmental Bodies that are necessary or appropriate to effectuate such transfers and complete such filings within ninety (90) days after the Closing, and shall diligently prosecute the effectuation of such transfers. Upon receipt of approvals from the appropriate Governmental Bodies regarding a transfer of a Transferred Registration, Buyer and its Affiliates shall comply with all Legal Requirements for changeover of all Product packaging, labeling, and package inserts associated with the Products that are the subject of such Transferred Registration. Notwithstanding anything herein to the contrary and, subject to compliance with applicable Legal Requirements, except for such inventory of Products existing at the time the appropriate Governmental Body approves the transfer of a Transferred Registrations for a Product, (i) commencing with the first production run after the appropriate Governmental Body approves the transfer of a Transferred Registration for a Product, Buyer and its Affiliates shall use Buyer’s and its Affiliates’ approved packaging, labeling, and package inserts for such Product and cease using Seller’s or its Affiliates’ packaging, labeling, and package inserts for such Product and (ii) in any event, no later than six (6) months from the date the appropriate Governmental Body approves a transfer of a Transferred Registration for a Product, Buyer and its Affiliates shall change the labels on and package inserts included with all such Product produced after such approval to Buyer’s and its Affiliates’ approved labels and package inserts and in accordance with all Legal Requirements, and shall remove Seller’s name and telephone numbers from all labeling, package inserts, and other Product supporting materials and information associated with such Product including, but not limited to, material safety data sheets. Buyer and its Affiliates shall only use Seller’s or its Affiliates’ packaging, labeling, and package inserts for a Product in a manner consistent with Legal Requirements. Until the transfer of Transferred Registrations has been completed, Seller shall take all actions reasonably necessary to permit Buyer to manufacture, market, sell, and distribute Products in reliance upon Seller’s Transferred Registrations and the underlying data.

(b)(i) Seller shall, and shall cause its Affiliates to, provide reasonable assistance to Buyer and its Affiliates in seeking to have the Transferred Registrations transferred to Buyer and/or its Affiliates and (ii) until the transfer of the Transferred Registrations to Buyer and/or its Affiliates has been effected, Seller shall take reasonable actions to maintain the Transferred Registrations that have not yet been transferred to Buyer and shall not make any modifications to the Transferred Registrations without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed); provided, however, that Buyer shall reimburse Seller and its Affiliates for any and all out-of-pocket fees, expenses and other costs incurred by Seller and its Affiliates in connection with such assistance and/or actions upon demand therefor.

5.5	CONFIDENTIALITY

This Agreement, the Transaction Documents and the Exhibits hereto and thereto and any information disclosed by one party to the other party and identified as “confidential” or similar notation, or any information which is developed by the parties in cooperation with each other, in connection with the Contemplated Transactions (such information, “Confidential Information”) shall, except as otherwise permitted by this Agreement, be maintained in confidence by the parties, and used only for the purposes of this Agreement. Except as otherwise permitted by this Agreement or the other Transaction Documents, a party shall not disclose the Confidential Information of the other party to any third party without the prior written permission of the other party for a period of ten (10) years after the termination of this Agreement or the other Transaction Documents, as the case may be; provided that the foregoing obligation of confidentiality shall not extend to information that is:

(a) already known at the time of its receipt by the receiving party;

(b) property in the public domain through no fault of the receiving party;

(c) disclosed to the receiving party by a third party who may lawfully do so; or

(d) required to be disclosed by the receiving party to any Governmental Body, and not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure; provided, however, that prior to any such disclosure to any Governmental Body, the receiving party shall allow the other party reasonable time to take such steps as to limit such disclosure.

Notwithstanding the foregoing, (i) a party may disclose Confidential Information to its Affiliates, consultants and attorneys having a need to know and who are subject to a confidentiality agreement at least as strict as this Section 5.5 and (ii) nothing contained in this Section 5.5 or elsewhere in this Agreement shall prevent or limit Seller and its Affiliates from disclosing information to third parties to the extent necessary or desired in connection with the transfer and assignment of the Purchased Assets (including, without limitation, the Transferred Contract) to Buyer or its Affiliates as contemplated in this Agreement.

5.6	PUBLICITY

No public release or announcement concerning this Agreement, any other Transaction Document or the Contemplated Transactions shall be issued by either party without the prior written consent of the other party, except to the extent such release or announcement may be required by a Legal Requirement or the rules or regulations of any U.S. or foreign securities exchange, in which case the releasing party shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

5.7	TRANSFER TAXES

(a) All transfer, documentary, sales, use, value added, goods and services, registration and other taxes, but not Seller’s income taxes, and related fees (including any penalties, interest and additions to tax) incurred in connection with this Agreement, any other Transaction Document and/or the Contemplated Transactions shall be paid by Buyer. Seller and Buyer shall cooperate in a timely manner in making all such filings, returns, reports and forms as may be required to comply with the provisions of all tax laws with respect to such taxes.

(b) To the extent Buyer is required by any applicable income tax law to withhold a portion of the payment owing to Seller hereunder, Seller shall accept the resulting net payment as due performance. Buyer shall, however, take all commercially reasonable steps necessary to secure the benefit of any reduction of withholding tax rate available under treaty and shall promptly provide Seller with a receipt for any tax withheld. Receipts should be sent to Seller’s address as set forth in Section 7.2 hereof.

5.8	CERTAIN DOCUMENTS

Upon the request of a party, the other party shall, and shall cause its Affiliates to, execute, deliver and file, after good faith discussions, any and all agreements and other documents reflecting or incorporating all or any of the provisions contained in this Agreement to the extent such execution, delivery and/or filing is required by, or supports compliance with, any applicable Legal Requirement, or is otherwise necessary, to effect the transfer of the Purchased Assets from Seller (or its Affiliates) to Buyer (or its Affiliates) as provided in this Agreement; provided, however, that nothing contained in such agreements and documents shall modify any of the provisions contained in this Agreement and in the event of a conflict between any provision contained in such agreement or documents and any provision contained in this Agreement, then the provision contained in this Agreement shall control.

5.9	POST-CLOSING DOCUMENTS/ASSIGNMENTS

Promptly after the Closing, Seller shall provide Buyer with (a) copies of all Transferred Contracts, (b) copies of all agreements that are not Transferred Contracts that are in effect as of the Closing and relate to the tolling or formulation of Products, and (c) Seller’s production schedule for the Products for 2008. Seller agrees to facilitate the assignment of all Transferred Contracts to Buyer, which assignment, and the assumption of such Transferred Contracts by Buyer, shall be memorialized in an amendment to the Assignment and Assumption Agreement. In the event that Buyer elects not to seek assignment of one or more Transferred Contracts or if any of the Transferred Contracts requires the consent of the counter-party thereto to assign such Transferred Contract and such counter-party refuses to give such consent, then Buyer and Seller will cooperate to enable Buyer to receive the benefit of such Transferred Contract and to enable Seller to comply with its obligations thereunder. Such cooperation will include, but is not limited to, Seller, at Buyer’s request, administering such Transferred Contract so that Buyer receives the benefit thereof and (y) Buyer facilitating Seller’s performance under such Transferred Contract by, in the case of any such Transferred Contract that provides for the production of finished goods Products for Seller, purchasing such finished goods Products from Seller at Seller’s cost or, in the case of any such Transferred Contract that provides for the sale of finished goods Products, selling such Products to Seller so that it may re-sell them to the Transferred Contract counter-party in accordance with the terms of the Transferred Contract. In the event of any such resale of such Products by Seller, Seller shall pay over to Buyer the profit enjoyed upon such resale, less an administration fee equal to 2% of Seller’s price charged to the Transferred Contract counter-party. Seller and Buyer shall cooperate in the same manner with respect to the Distribution Agreement disclosed in Seller’s Disclosure Schedule 3.11(a), which is not assignable to Buyer because it includes a number of products that are not Products. Seller’s rights and obligations under this Section 5.9 shall be deemed not to breach Seller’s obligations under Section 5.1 hereof.

5.10	POST-CLOSING SUPPLY AGREEMENTS

Promptly after Closing, Seller and Buyer (and/or their applicable Affiliates) shall execute and deliver agreements providing for the supply of technical grade PCNB by Buyer to Seller (and/or its applicable Affiliates) for use in production of the Excluded Products and for the supply of technical grade etridiazole by Seller to Buyer (and/or applicable Affiliates) for use in the Products.

6.	INDEMNIFICATION; REMEDIES

6.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, stockholders, members and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and shall pay to each Buyer Indemnified Person the amount of, any Liabilities and/or judgments (collectively, “Damages”) actually incurred by such Buyer Indemnified Person, arising from (a) any Breach by Seller of any representation or warranty made by Seller in this Agreement, (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement or (c) any Excluded Liability.

6.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, stockholders, members and Affiliates (collectively, the “Seller Indemnified Persons”) for, and shall pay to each Seller Indemnified Person the amount of, any Damages actually incurred by such Seller Indemnified Person arising from (a) any Breach by Buyer of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or (c) any Assumed Liability.

6.3	SURVIVAL; TIME LIMITATIONS

All representations and warranties of Seller and Buyer in this Agreement shall each survive the Closing and terminate and expire on the date that is fifteen (15) months after the Closing. The indemnification obligations under Sections 6.1(a) and 6.2(a) shall survive the Closing and expire on the date that is fifteen (15) months after the Closing Date. The indemnification obligations under Sections 6.1(c) and 6.2(c) shall each survive the Closing until the expiration of the applicable statute of limitations with respect to the indemnification claim being asserted. The indemnification obligations under Section 6.1(b) and 6.2(b) shall survive without limitation.

6.4	LIMITATIONS ON DAMAGES

(a)(i) Seller shall not be liable under Section 6.1 for an indemnification claim with respect to any individual item or occurrence unless and until the amount of all Damages claimed with respect to such item or occurrence exceeds *** (the “Threshold Amount”) and all Damages individually exceeding the Threshold Amount exceed, in the aggregate, *** (the “Basket”), whereupon Seller shall only be liable for the amount of such Damages in excess of the Basket and (ii) notwithstanding anything contained in this Agreement to the contrary, (A) Seller’s total and aggregate liability for all claims under Section 6.1 shall in no event exceed *** and (B) in no event shall a Buyer Indemnified Person be entitled to indemnification under Section 6.1 if any Buyer Indemnified Person had knowledge of the facts or circumstances giving rise to the claim for indemnification under Section 6.1 prior to the Closing.

(b) Notwithstanding any other provision in this Agreement or any other Transaction Document to the contrary, Buyer acknowledges and agrees that its and any Buyer Indemnified Person’s sole and exclusive remedies with respect to any and all claims against Seller or its Affiliates relating to any of this Agreement or any other Transaction Document, the Purchased Assets or the Contemplated Transactions shall be pursuant to the indemnification provisions set forth in this Article 6.

(c) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NO INDEMNIFYING PERSON SHALL HAVE ANY OBLIGATION TO INDEMNIFY ANY INDEMNIFIED PERSON FOR LOST PROFITS OR FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT. Buyer agrees that it shall not set-off or apply any Damages or other payment obligations owed by Seller to Buyer under this Agreement or any other Transaction Document against any amounts owed by Buyer to Seller under this Agreement, any other Transaction Document or any other agreement.

6.5	PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS

(a) Promptly after receipt by an Indemnified Person under Sections 6.1 or 6.2 hereof of notice of the commencement or Threatened commencement of any third party Proceeding against it (a “Third-Party Claim”), such Indemnified Person shall, if a claim is to be made against a Person (the “Indemnifying Person”) under Sections 6.1 or 6.2, give written notice of sufficient detail to the Indemnifying Person of the assertion of such Third-Party Claim.

(b) If any Third-Party Claim is brought against an Indemnified Person, the Indemnifying Person shall be entitled to participate in such Third-Party Claim and, to the extent that it may elect, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In such event, the Indemnifying Person will not, so long as it maintains such defense, be liable to the Indemnified Person under Sections 6.1 or 6.2, as applicable, for any fees of other counsel with respect to the defense of such Proceeding. An election to assume the defense of a Third-Party Claim shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such Third-Party Claim or that the claims made in the Third-Party Claim are within the scope of or subject to indemnification under Sections 6.1 or 6.2, as applicable. Should the Indemnifying Person assume the defense of a Third-Party Claim, the Indemnified Person shall have the right to participate in the defense thereof, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, it being understood that the Indemnifying Person shall control the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of any such Third-Party Claim, the Indemnified Person shall cooperate, as reasonable, with the Indemnifying Person in the defense of such Third-Party Claim. Without the Indemnifying Person’s prior written consent, which shall not be unreasonably withheld or delayed, no Indemnified Person may settle or compromise any Third-Party Claim or consent to the entry of any judgment for which the Indemnified Person is seeking indemnification under Sections 6.1 or 6.2, as applicable, unless the Indemnifying Person fails to assume and maintain the defense of such Third-Party Claim pursuant to this Section 6.5(b). In the event that it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold harmless the Indemnified Person in connection with any Third-Party Claim, the Indemnified Person shall promptly reimburse the Indemnifying Person for any and all reasonable costs and expenses (including reasonable attorney’s fees and court costs) incurred by the Indemnifying Person in its defense of such Third-Party Claim.

6.6	PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

In the event any Indemnified Person shall have a claim for indemnification for any matter not involving a Third-Party Claim, the Indemnified Person shall promptly deliver written notice of such claim to the Indemnifying Person, specifying with reasonable particularity the claim and the basis therefor.

6.7	NET RECOVERY; MITIGATION; ETC.

The amount of any Damages for which indemnification is provided under Sections 6.1 or 6.2, as applicable, shall be net of (a) any amounts recovered by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party who has brought any such claim or demand, (b) any insurance proceeds or other cash receipts or sources of reimbursement received from a third party as an offset against or otherwise covering such Damages (each source named in clauses (a) and (b), a “Collateral Source”) and (c) an amount equal to the present value of the tax benefit, if any, available to or taken by the Indemnified Person attributable to such Damages. If the amount to be netted hereunder from any payment required under Sections 6.1 or 6.2, as applicable, is determined after payment by the Indemnifying Person of any amount otherwise required to be paid to an Indemnified Person pursuant to this Article 6, the Indemnified Person shall repay to the Indemnifying Person, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 6 had such determination been made at the time of such payment by the Indemnifying Person. The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Damages for which indemnification is provided under Sections 6.1 or 6.2, as applicable, upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Damages. Indemnification under this Article 6 shall not be available to any Indemnified Person unless the Indemnified Person first uses all reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Person may require the Indemnified Party to assign to the Indemnifying Party the rights to seek recovery pursuant to the preceding sentence and if any Indemnified Person is indemnified for any Damages pursuant to this Agreement with respect to any Third-Party Claim, then the Indemnifying Person will be subrogated to all rights and remedies of the Indemnified Person against any and all third parties with respect to such Third-Party Claim, and the Indemnified Person will, and will cause its Affiliates to, cooperate with and assist the Indemnifying Person in asserting all such rights.

7.	GENERAL PROVISIONS

7.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

7.2	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or other electronic means; provided that a hard copy is mailed by registered mail, return receipt requested promptly thereafter or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Seller:

Chemtura Corporation

199 Benson Road

Middlebury, CT 06749

Attention: General Counsel

Facsimile: (203) 573-4301

If to Buyer:

AMVAC Chemical Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, CA 92660

Attention: Sr. V.P. Business Development

Facsimile: 949.260.1201

With a copy to:

Timothy J. Donnelly, Esq.

timd@amvac-chemical.com

Facsimile: 949.260.1215

7.3	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION

(a) Any dispute between the parties arising out of or relating to this Agreement or the Contemplated Transactions, or the interpretations, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management of representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

(b) If such representatives do not resolve the dispute within thirty (30) calendar days after the dispute is referred to them, the dispute shall be resolved through mediation before a mediator of the parties’ mutual choosing. In the event that the parties are unable to resolve such dispute through mediation within ninety (90) days after first notice thereof, then either party may institute legal proceedings (as per the provisions set forth in the immediately following paragraph). Notwithstanding anything in the foregoing to the contrary, in the event that a party would be materially adversely affected by submitting a matter to mediation (e.g., in the event of a claim that requires immediate equitable relief), such party may bring such claim before a court without first resorting to mediation.

(c) This Agreement shall be governed by the substantive laws of the State of Delaware without regard to its conflicts of laws principles, and, except as otherwise provided herein, exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the Contemplated Transactions, shall be in (x) the State and Federal courts in the Orange County, California to the extent that the matter is instituted by Seller, and (y) the State and Federal courts of Connecticut , to the extent that the matter is instituted by Buyer. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts’ process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested.

(d) The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arms-length negotiation between the parties.

7.4	NO IMPLIED WAIVERS; NO JURY TRIAL

Except as otherwise set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Each party hereby waives to the fullest extent allowed under law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the Contemplated Transactions.

7.5	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer and Seller. Any items listed, set forth, described or otherwise disclosed on or in any part of this Agreement, Seller’s Disclosure Schedules or the exhibits hereto shall be deemed listed, set forth, described and otherwise disclosed on or in all other parts of this Agreement, Seller’s Disclosure Schedules and the exhibits hereto.

7.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign or transfer this Agreement to (a) an Affiliate or (b) a third party to which such party has transferred substantially all of its assets; provided, however, that such transferee shall be bound by all of the terms and conditions of this Agreement. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

7.7	SEVERABILITY

If any provision of this Agreement, other than any obligation to pay money, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.8	SECTION HEADINGS; CONSTRUCTION

The headings of Articles and Sections in this Agreement and the Disclosure Schedules attached hereto are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” and “Section” or “Sections” refer to the corresponding Article or Articles and Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

7.9	TIME OF THE ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, the parties hereto agree that time is of the essence.

7.10	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

CHEMTURA CORPORATION

By:
Name:
Title:

BUYER:

AMVAC CHEMICAL CORPORATION

By:
Name:
Title: